Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Tripath Technology Inc. on Form S-1 Amendment No. 6 of our report dated December 17, 2004 except for Note 8 “Audit Committee and SEC investigations” as to which the date is May 5, 2005 and except for Note 9 “Restatement of Previously Reported Quarterly Financial Information” as to which the date is June 15, 2005, on the consolidated financial statements of Tripath Technology Inc. and its subsidiary contained in the Registration Statement and Prospectus.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

San Francisco, California

September 12, 2005